Exhibit 4.35

SERIES A PREFERRED SHARE SUBSCRIPTION AGREEMENT

This SERIES A PREFERRED SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into on May 16, 2017 by and among:

1.	HUYA Inc., an exempted company organized and existing under the Laws of the Cayman Islands (the “Company”);

2.	HUYA Limited, a company organized and existing under the Laws of Hong Kong (the “HK Company”);

3.	Guangzhou Huya Information Technology Co., Ltd. (广州虎牙信息科技有限公司), a company incorporated under the Laws of the PRC (the “Domestic Company”);

4.	DONG Rongjie (董荣杰), a citizen of the PRC, with identification card number 330227197702176836 (“Mr. Dong”);

5.	LI Xueling ( 李 学 凌 ), a citizen of the PRC, with identification card number 640204197410230034 (“Mr. Li”);

6.	YY Inc., an exempted company organized and existing under the Laws of the Cayman Islands (“YY”);

7.	Jungle TT Limited, a business company with limited liability incorporated and existing under the Laws of the British Virgin Islands (“Dong SPV”);

8.	NEW WALES HOLDINGS LIMITED, a business company with limited liability incorporated and existing under the Laws of the British Virgin Islands;

9.	LEGEND RANK VENTURES LIMITED, a business company with limited liability incorporated and existing under the Laws of the British Virgin Islands (together with NEW WALES HOLDINGS LIMITED, “Li SPVs”, Li SPVs together with Dong SPV, the “Management SPVs”);

10.	China Ping An Insurance Overseas (Holdings) Limited, a company incorporated under the laws of Hong Kong (together with any of its Affiliates, successors and permitted assigns and transferees, “Ping An”);

11.	Banyan Partners Fund II, L.P., an exempted company organized and existing under the Laws of the Cayman Islands (“Banyan”);

12.	Engage Capital Partners II Limited, an exempted company organized and existing under the Laws of the British Virgin Islands (“Engage”);

13.	Morningside China TMT Fund IV, L.P., an exempted company organized and existing under the Laws of the Cayman Islands; and

Series A Preferred Share Subscription Agreement

14.	Morningside China TMT Fund IV Co-Investment, L.P., an exempted company organized and existing under the Laws of the Cayman Islands ( together with Morningside China TMT Fund IV, L.P., “Morningside”, Ping An, Banyan, Engage and Morningside collectively referred hereto as the “Investors”);

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.	The Group is engaged in the business of providing products and services relating to audio and video broadcast and live streaming of online games (the “Business”).

B.	The Company holds 100% of the equity interest of the HK Company. and the HK Company is in the process of establishing, a wholly foreign-owned enterprise established under the laws of the PRC (the “WFOE”), which will be 100% owned by the HK Company. The WFOE will in turn Controls the Domestic Company through Control Documents (as defined below).

C.	The Company seeks expansion capital to grow the Business and, correspondingly, seeks to secure the investment from the Investors, on the terms and subject to the conditions set forth herein.

D.	The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.	Definitions.

1.1          Terms. The following terms shall have the meanings ascribed to them below:

“Accounting Standards” means the generally accepted accounting principles and practices of the United States of America as in effect from time to time

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

2	Series A Preferred Share Subscription Agreement

“Affiliate” means, with respect to a Person, (i) any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, and (ii) if such Person is a natural person, any Relative or spouse of such Person, or any of such spouse. In the case of the Investor, the term “Affiliate” also includes (v) any of the Investor’s general partners, (w) the fund manager managing or advising such Investor and other funds managed or advised by such fund manager, (x) trusts Controlled by or for the benefit of any such Person referred to in (v) or (w), and (y) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by the Investor.

“Aggregate Purchase Price” means US$75,000,000.

“Ancillary Agreements” means, collectively, the Shareholders Agreement, the Loan Agreements, the Deeds of Share Charge and the Deed of Share Pledge, each as defined herein.

“Benefit Plan” means any employment Contract, deferred compensation Contract, bonus plan, incentive plan, profit sharing plan, mandatory provident scheme, occupational retirement scheme, retirement Contract or other employment compensation Contract or any other plan which provides or provided benefits for any past or present employee, officer, consultant, and/or director of a Person or with respect to which contributions are or have been made on account of any past or present employee, officer, consultant, and/or director of such a Person.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, Hong Kong, the British Virgin Islands or the Cayman Islands.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Circular 37” means the Circular on Foreign Exchange Administration of Offshore Investment, Financing and Return Investment by Domestic Residents Utilizing Special Purpose Vehicles issued by SAFE with effect from July 14, 2014.

“Closing Date” means the date on which the Closing occurs.

“Company Owned IP” means all Intellectual Property owned by, purported to be owned by, or exclusively licensed to, the Group Companies.

3	Series A Preferred Share Subscription Agreement

“Company Registered IP” means all Intellectual Property for which registrations are owned by or held in the name of, or for which applications have been made in the name of, any Group Company.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents” means the agreements that provide contractual control to WFOE over the Domestic Company and therefore allow the Company to consolidate the financial statements of the Domestic Company with those of the Company for financial reporting purposes, including the following contracts to be entered into by and among the WFOE, the Domestic Company and the equity holders of the Domestic Company: (i) Exclusive Business Cooperation Agreement (独家业务合作协议) entered into by and between the WFOE and the Domestic Company, (ii) Exclusive Purchase Option Agreement (独家购买权协议) entered into by and among the WFOE, the Domestic Company and the equity holders of the Domestic Company, (iii) Voting Rights Proxy Agreement (股东表决权委托协议) entered into by and among the WFOE, the Domestic Company and the equity holders of the Domestic Company, and (iv) Equity Pledge Agreement (股权质押协议) entered into by and among the WFOE, the Domestic Company and the equity holders of the Domestic Company, each of which shall be in substantially the forms attached hereto as Exhibit C.

“Conversion Shares” means Ordinary Shares issuable upon conversion of any Series A Preferred Shares.

“Deeds of Share Charge” means, collectively, a deed of share charge entered into by and between NEW WALES HOLDINGS LIMITED and Ping An on or prior to the Closing and a deed of share charge entered into by and between Dong SPV and Ping An on or prior to the Closing.

4	Series A Preferred Share Subscription Agreement

“Deed of Share Pledge” means a deed of share pledge entered into by and between NEW WALES HOLDINGS LIMITED and Ping An on or prior to the Closing.

“Environmental, Health and Safety Laws” means any and all applicable Laws that: (i) relate to the pollution or protection of the environment (including air; surface water; groundwater and water in pipe, drainage or sewerage systems; land surface or sub-surface strata); (ii) prohibit, regulate, or control any Hazardous Material or any Hazardous Material Activity; or (iii) relate to the health or safety of employees, workers, occupiers, invitees or other Persons.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company, the HK Company, the WFOE, the Domestic Company, together with each Subsidiary of any of the foregoing and each other Person Controlled by the Company, and “Group” refers to all of Group Companies collectively.

“Hazardous Materials” means any radioactive, infectious, flammable, toxic or hazardous substance, chemical, material, waste, pollutant, or contaminant which poses a present or potential hazard to human health and safety or to the environment, including without limitation (i) those chemicals, substances, materials and wastes defined as “hazardous substances” or “hazardous waste” prohibited or regulated under any Environmental, Health and Safety Laws; and (ii) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, radon gas, and toxic mold.

“Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, labeling, treatment, manufacture, removal, disposal, remediation, Release, exposure of others to, sale, distribution, import, or export of any Hazardous Materials or any product containing Hazardous Materials.

5	Series A Preferred Share Subscription Agreement

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness” of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized (including capitalized lease obligations), (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Indemnifiable Loss” means, with respect to any Person, any Action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty or settlement of any kind or nature imposed on or otherwise incurred or suffered by such Person, including without limitation, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement and Taxes payable by such Person by reason of the indemnification.

“Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, Software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

6	Series A Preferred Share Subscription Agreement

“Key Employee” means each of the Persons listed in Schedule III hereof.

“Knowledge” means, with respect to the Warrantors, the actual knowledge and that knowledge which should have been acquired after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including but not limited to due inquiry of all officers, directors, employees, consultants and professional advisers (including attorneys, accountants and auditors) of the Group and of its Affiliates who could reasonably be expected to have knowledge of the matters in question, and where any statement in the representations and warranties hereunder is expressed to be given or made to a Person’s Knowledge, or so far as a party is aware, or is qualified in some other manner having a similar effect, the statement shall be deemed to be supplemented by the additional statement that such party has made such due inquiry and due diligence.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Loan Agreements” means, collectively, two loan agreements entered into by and between NEW WALES HOLDINGS LIMITED and Ping An as of the same date hereto and a loan agreement entered into by and between Dong SPV and Ping An as of the same date hereof.

“Material Adverse Change” means any material adverse change, and any change in circumstances, that have a Material Adverse Effect.

7	Series A Preferred Share Subscription Agreement

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or Liabilities of the Group taken as a whole, (ii) material impairment of the ability of any Party (other than the Investor) to perform the material obligations of such party under any Transaction Documents, or (iii) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any Party hereto or thereto (other than the Investor).

“Memorandum and Articles” means the amended and restated memorandum of association of the Company and the amended and restated articles of association of the Company attached hereto as Exhibits A-1 and Exhibit A-2, respectively, to be adopted in accordance with applicable Law on or before the Closing.

“MOFCOM” means the Ministry of Commerce of the PRC or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any Governmental Authority which is delegated or authorized by the Ministry of Commerce to examine and approve such matter under the laws of the PRC.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.0001 per share.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements, and (ii) Liens incurred in the ordinary course of business, which (x) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens, and (y) were not incurred in connection with the borrowing of money.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software (e.g., Linux) or similar licensing or distribution models, including, without limitation, Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

8	Series A Preferred Share Subscription Agreement

“Related Party” means (i) any Affiliate, officer, director, supervisory board member, Key Employee, or holder of any Equity Security of any Group Company; and (ii) any of YY or YY’s Affiliates (other than the Group Companies).

“Relative” of a natural person means any spouse, parent, grandparent, child, grandchild, sibling, uncle, aunt, nephew, niece or great-grandparent of such person.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, discharging, escaping, leaching, dumping or disposing into or through the environment, including ambient air, surface water, soil, sediment, groundwater, or sewage systems of any substance, material or waste (whether solid, liquid or gaseous), including the abandonment or discarding of barrels, containers, and other receptacles.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” means collectively, the Circular 37 and any other applicable SAFE rules and regulations.

“SAIC” means the State Administration of Industry and Commerce of the PRC or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Industry and Commerce, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the Laws of the PRC.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series A Preferred Shares” means the Series A Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Shareholders Agreement” means the Shareholders Agreement to be entered into by and among the parties named therein on or prior to the Closing, which shall be in substantially the form attached hereto as Exhibit B.

“Shares” means the Ordinary Shares and the Series A Preferred Shares.

“Social Insurance” means any form of social insurance required under applicable Laws, including without limitation, the PRC national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds.

“Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, including all source code and executable code, whether embodied in software, firmware or otherwise, documentation, development tools, designs, files, verilog files, RTL files, HDL, VHDL, net lists, records, data and mask works; and (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and all rights therein.

9	Series A Preferred Share Subscription Agreement

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person. For the avoidance of doubt, a branch of any Group Company shall be deemed a Subsidiary of such Group Company.

“Tax” or “Taxation” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above and (ii) in any jurisdiction other than the PRC: all similar Liabilities as described in clause (i)(a) and (i)(b) above.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means this Agreement, the Ancillary Agreements, the Control Documents, the Memorandum and Articles, and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“Warrantors” means, collectively, the Group Companies that are parties to this Agreement.

10	Series A Preferred Share Subscription Agreement

1.2          Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agreement	Preamble
Balance Sheet	3.14
Banyan	Preamble
Business	Recitals
Closing	2.4(i)
Company	Preamble
Company Affiliate	3.19(i)
Company IP	3.22(i)
Deductible	8.11(v)
Designee	11.2
Disclosure Schedule	3
Dispute	11.4(i)
Domestic Company	Preamble
Dong SPV	Preamble
Engage	Preamble
ESOP	3.2(viii)
FCPA	3.19(i)
Financial Statements	3.14
Financing Terms	8.10(i)
Government Entity	3.19(i)(d)
Government Official	3.19(i)
HK Company	Preamble
HKIAC	11.4(i)
ICP License	8.9
Indemnification Cap	8.11(iv)
Indemnified Party	8.11(i)
Investment Amount	2.1
Investors	Preamble
Lease	3.20(ii)
Li SPVs	Preamble
Licenses	3.22(v)
Management SPVs	Preamble
Material Contracts	3.18(i)
Money Laundering Laws	3.19(iii)
Morningside	Preamble
Mr. Dong	Preamble
Mr. Li	Preamble
OFAC	3.19(ii)
Parties	Preamble
Party	Preamble
Ping An	Preamble
Reimbursement	11.7
Required Governmental Consents	3.9(ii)
Restructuring Agreement	6.1(xiv)
Sanctions	3.19(ii)
SECURITIES ACT	5.6(v)
Statement Date	3.14
Subscribed Shares	2.1
U.S. Person	5.6(i)
WFOE	Recitals
YY	Preamble

11	Series A Preferred Share Subscription Agreement

2.            Subscription and Issuance of Series A Preferred Shares.

2.1          Subscription and Issuance of the Series A Preferred Shares. Subject to the terms and conditions of this Agreement (including but not limited to Section 6), at the Closing (as defined below), each of the Investors and Management SPVs agrees to subscribe for, and the Company agrees to issue and allot to such Investor or Management SPV, that number of Series A Preferred Shares (the “Subscribed Shares”), as set forth opposite the name of such Investor or Management SPV in the column of “Number of Subscribed Shares” on Part II of Schedule I attached hereto, with such Investor or Management SPV to pay as consideration for such Series A Preferred Shares at a price per Series A Preferred Share of US$3.4000 and the total subscription price as set forth opposite its name on Part II of Schedule I attached hereto (the “Investment Amount”). The Subscribed Shares represent 15.7895% of the share capital of the Company on a fully-diluted basis, and shall have the rights, privileges and restrictions set forth in the Memorandum and Articles.

2.2          Shares Held by YY. The Company agrees and acknowledges that the number of Shares held directly by YY shall be such number and percentage as indicated opposite YY’s name on Part I of Schedule I.

2.3          Obligations of Investors. The Parties acknowledge and agree that the Investors’ obligations to subscribe the Subscribed Shares and consummate the Closing shall be several and not joint. For the avoidance of doubt, each Investor shall be entitled to proceed to the Closing and subscribe its portion of the Subscribed Shares hereto pursuant to this Section 2 as long as all closing conditions specified in Section 6 applicable to such Investor have been satisfied or waived by the relevant Party. Closing of the investment by an Investor shall not be conditional upon completion of the subscription of the relevant portion of the Subscribed Shares by the other Investor or any Management SPV in accordance with Section 2.1.

2.4          Closing.

(i)          Closing. The consummation of the sale and issuance of the Series A Preferred Shares pursuant to Section 2.1 (the “Closing”) shall take place remotely via the exchange of documents and signatures as soon as practicable, but in no event later than five (5) Business Days after all closing conditions specified in Section 6 and Section 7 hereof have been waived or satisfied (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or at such other time and place as the Company and Investors shall mutually agree in writing.

(ii)         Deliveries by the Company at the Closing. At the Closing, in addition to any items the delivery of which is made an express condition to the Investors’ obligations at the Closing pursuant to Section 6, the Company shall deliver to each Investor (a) the updated register of members of the Company, certified by the registered agent of the Company, reflecting the issuance to such Investor of the Subscribed Shares, and (b) a copy of duly executed share certificate issued in the name of such Investor representing the Subscribed Shares, with original duly executed share certificate delivered to such Investor within ten (10) Business Days after the Closing.

12	Series A Preferred Share Subscription Agreement

(iii)        Deliveries by the Investors and Management SPVs at the Closing. At the Closing, subject to the satisfaction or waiver of all the conditions set forth in Section 6 below, each of the Investors and the Management SPVs shall pay its relevant Investment Amount by wire transfer of immediately available funds in U.S. dollars to an account designated by the Company in writing at least five (5) Business Days prior to the Closing, provided, however, that the payment of the Investment Amount by each Investor, shall be conditioned upon (a) the satisfaction of the closing conditions as set forth in the Section 6 hereof, in a manner satisfactory to each Investor, and (b) the receipt by each Investor of all the closing deliveries as set forth in the Section 6 hereof, in a manner satisfactory to each Investor. For the avoidance of doubt, the payment obligation of Dong SPV shall be performed in the following manner: (i) Dong SPV shall be obliged to pay the amount that equals the result of its Investment Amount minus USD equivalent of RMB 2,000,000 (calculated based on the central parity rate published by People’s Bank of China at the Closing); (ii) 广州沁绿投资咨询有限 公司, a limited liability company wholly owned by Mr. Dong, shall be obliged to pay the investment amount of RMB 2,000,000 to the Domestic Company.

2.5          Use of Proceeds.

(i)          The Company shall use the Aggregate Purchase Price for purpose of the business expansion, capital expenditures and general working capital needs in accordance with the budgets and business plans of the Group duly approved in accordance with Section 16 of the Shareholders Agreement. The Group Companies shall use the Aggregate Purchase Price without violating any applicable Laws, including without limitation any SAFE Rules and Regulations. The Aggregate Purchase Price shall not be used in the payment of any debts or obligations of any Group Company or its Subsidiaries or in the repurchase or cancellation of securities held by any shareholders of the Group Companies or for any other purpose without the prior consent of each Investor.

(ii)         The Company shall not directly or indirectly use the Aggregate Purchase Price it receives pursuant to this Agreement, or lend, contribute or otherwise make available such Aggregate Purchase Price to any Subsidiary, joint venture partner or other Person for the purpose of funding or facilitating any activities or business of or with any Person towards any sales or operations in Cuba, Iran, Libya, Syria, Sudan, the Democratic People’s Republic of Korea, Myanmar or any other country sanctioned by OFAC (as defined below) or for the purpose of funding any operations or financing any investments in, or make any payments to, any Person targeted by or subject to any Sanctions.

13	Series A Preferred Share Subscription Agreement

3.            Representations and Warranties of the Warrantors. Subject to such exceptions as may be specifically set forth in the disclosure schedule delivered by the Warrantors to the Investors as of the date hereof (the “Disclosure Schedule”, attached as Schedule IV hereto) which forms part of the representation and warranties herein and which, to the extent necessary, may be updated by the Warrantors prior to the Closing provided that such updated Disclosure Schedule shall be satisfactory to the Investors, each of the Warrantors jointly and severally represents and warrants to the Investors that each of the following statements is true, correct, complete and not misleading as of the date hereof through and including the Closing Date.

3.1          Organization, Good Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on the Business and its business as now conducted and as proposed to be conducted, and to perform each of its obligations under the Transaction Documents to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction. Each Group Company that is a PRC entity has a valid business license issued by the SAIC or its local branch or other relevant Governmental Authorities (a true and complete most up-to-date copy of which has been delivered to the Investor), and has, since its establishment, carried on its business in compliance with the business scope set forth in its business license. Each of YY, Mr. Dong and Mr. Li has full power and legal capacity to enter into, execute and deliver this Agreement and other Transaction Documents and to undertake, perform, discharge, observe and comply with all its/his obligations and liabilities hereunder and the transactions contemplated hereby and thereby.

3.2          Capitalization and Voting Rights.

(i)          Company. The Company’s capital structure (including its authorized and issued share capital, and the holders thereof) as set forth on Schedule I is true, complete and accurate as of the time indicated therein.

(ii)         Outstanding Security Holders of the Company. A complete and current list of all shareholders, option holders and other security holders of the Company as of the date hereof and as of the Closing Date indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder is set forth in Schedule I.

(iii)        HK Company. The authorized share capital of the HK Company is and immediately prior to and following the Closing shall be US$10,000, divided into 10,000 shares of US$1.00 each, which is issued and outstanding and held by the Company.

(iv)        WFOE. Immediately prior to and following the Closing, the registered capital of the WFOE shall be RMB70,000,000, none of which shall be contributed. The HK Company will own 100% of the registered capital of the WFOE.

14	Series A Preferred Share Subscription Agreement

(v)         Domestic Company. The registered capital of the Domestic Company is set forth opposite its name on Section 3.2(v) of the Disclosure Schedule, together with an accurate, up-to-date list of the record and beneficial owner of such registered capital. All historical changes to the share capital of the Domestic Company and historical transfers of equity interest in the Domestic Company were made in compliance with the applicable Laws.

(vi)        No Other Securities. Except for (a) the conversion privileges of the Series A Preferred Share, and (b) certain rights provided in the Memorandum and Articles, the ESOP the Shareholders Agreement, the Control Documents, the Loan Agreements, the Deeds of Share Charge and the Deed of Share Pledge, (A) there are no and at the Closing there shall be no other authorized or outstanding Equity Securities of any Group Company; (B) no Equity Securities of any Group Company are subject to any preemptive rights, rights of first refusal (except to the extent provided by applicable PRC Laws) or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities, and (C) no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Group Company. Except as set forth in the Shareholders Agreement, the Company has not granted any registration rights or information rights to any other Person, nor is the Company obliged to list, any of the Equity Securities of any Group Companies on any securities exchange. Except as contemplated under the Transaction Documents, there are no voting or similar agreements which relate to the share capital or registered capital of any Group Company.

(vii)       Issuance and Status. All presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts (if any). All share capital or registered capital, as the case may be, of each Group Company have been duly and validly issued, are fully paid (or subscribed for) and non-assessable, and are and as of the Closing shall be free of any and all Liens and any third party rights (except for any restrictions on transfer under the Transaction Documents and applicable Laws). Except as contemplated under the Transaction Documents, there are no (a) resolutions pending to increase the share capital or registered capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company, nor has any distress, execution or other process been levied against any Group Company, (b) dividends which have accrued or been declared but are unpaid by any Group Company, (c) obligations, contingent or otherwise, of any Group Company to repurchase, redeem, or otherwise acquire any Equity Securities, or (d) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company. All dividends (if any) or distributions (if any) declared, made or paid by each Group Company, and all repurchases and redemptions of Equity Securities of each Group Company (if any), have been declared, made, paid, repurchased or redeemed, as applicable, in accordance with its Charter Documents and all applicable Laws.

(viii)      ESOP. The Company has reserved a total of up to 17,647,058 Ordinary Shares, representing up to 15% of the Company’s issued share capital (on a fully diluted basis) prior to the Closing and 12.6316% of the Company’s issued share capital (on a fully diluted basis) immediately after the Closing, for issuance pursuant to share options granted under the Company’s employee share option plan (the “ESOP”) to be adopted by the Company.

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(ix)         Title. Each Group Company is the sole record and beneficial holder of all of the Equity Securities of its applicable Subsidiary(ies) as set forth on Section 3.2(ix) of the Disclosure Schedule, free and clear of all Liens of any kind other than those arising under applicable Law or as set forth in the Control Documents.

3.3          Corporate Structure; Subsidiaries. Section 3.3 of the Disclosure Schedule sets forth a complete structure chart showing Group Companies, and indicating the ownership and Control relationships among all Group Companies, the nature of the legal entity which each Group Company constitutes, the jurisdiction in which each Group Company was organized or established, and each jurisdiction in which each Group Company is required to be qualified or licensed to do business as a foreign Person. No Group Company owns or Controls, or has ever owned or Controlled, directly or indirectly, any Equity Security, interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person, other than as contemplated by the Transaction Documents. The Company was formed solely to acquire and hold the equity interests in the HK Company and has no other business, and since its formation has not incurred any Liability. The HK Company was formed solely to acquire and hold the equity interests in the WFOE and has no other business, and since its formation has not incurred any Liability. The other Group Companies do not engage in any business other than the Business. None of the Key Employees, and no Person owned or Controlled by any of the foregoing Person, is engaged in the Business or has any assets in relation to the Business or any Contract relating to the Business.

3.4         Authorization. Each Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All actions on the part of each party to the Transaction Documents (other than the Investors or Management SPVs) (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents, the performance of all obligations of each such party, and, in the case of the Company, the authorization, issuance (or reservation for issuance), sale and delivery of the Series A Preferred Shares and the Conversion Shares, have been taken or will be taken prior to the Closing. Each Transaction Document has been or will be on or prior to the Closing, duly executed and delivered by each party thereto (other than the Investors or Management SPVs) and when executed and delivered, constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5         Valid Issuance of Shares. The Subscribed Shares, when issued, delivered and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable Laws and under the Transaction Documents). The Conversion Shares will be reserved at the Closing for issuance and, upon issuance in accordance with the terms of the Memorandum and Articles, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws and under the Transaction Documents). The issuance of the Subscribed Shares and the Conversion Shares is not subject to any preemptive rights, rights of first refusal or similar rights.

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3.6          Currently Issued Shares. All currently outstanding capital shares of the Company are duly and validly issued, fully paid and non-assessable, and all outstanding shares, options, warrants and other securities of the Company and each other Group Company have been issued in full compliance with the requirements of all applicable securities laws and regulations including, to the extent applicable, the registration and prospectus delivery requirements of the Securities Act, or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations, including, without limitation, anti-fraud provisions.

3.7          Consents; No Conflicts. All Consents from or with any Governmental Authority or any other Person required in connection with the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in each case on the part of any party thereto (other than the Investors) have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by each party thereto (other than the Investors) do not, and the consummation by each such party of the transactions contemplated thereby will not, with or without notice or lapse of time or both, (i) result in any violation of, be in conflict with, or constitute a default under any provision of any Charter Document of any Group Company, (ii) result in any violation of, be in conflict with, or constitute a default under, in any material respect, any Governmental Order or any applicable Law (including without limitation the SAFE Rules and Regulations), (iii) result in any violation of, be in conflict with, or constitute a default under, or give rise to any right of termination, amendment, modification, acceleration or cancellation under, or give rise to any augmentation or acceleration of any Liability of any Group Company under, any Material Contract (as defined below), or (iv) result in the creation of any Lien upon any of the properties or assets of any Group Company other than Permitted Liens.

3.8          Offering. Subject in part to the accuracy of each Investor’s respective representations set forth in Section 5 of this Agreement, the offer, sale and issuance of the Subscribed Shares are, and the issuance of the Conversion Shares will be, exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any other applicable securities Laws.

3.9          Compliance with Laws; Consents.

(i)          Each Warrantor is, and has been, in compliance with all applicable Laws. No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) constitute or may constitute or result in a violation by any Warrantor of, or a failure on the part of such Warrantor to comply with, any applicable Laws, or (b) may give rise to any obligation on the part of any Warrantor to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Warrantors has received any notice from any Governmental Authority regarding any of the foregoing. No Warrantor is under investigation, has received any Government Order, or is subject to any Action with respect to a violation of any Law.

17	Series A Preferred Share Subscription Agreement

(ii)         To the knowledge of the Warrantors, all Consents from or with the relevant Governmental Authority required in respect of the due and proper establishment and operations of each Group Company as now conducted and all Consents relating to the conduction of the Business, including but not limited to the Consents from or with MOFCOM, SAIC, SAFE, the Ministry of Industry and Information Technology, the Ministry of Culture, Press and Publication Administration, any Tax bureau, customs authorities, product registration authorities, and health regulatory authorities and the local counterparts thereof, as applicable (or any predecessors thereof, as applicable) (collectively, the “Required Governmental Consents”), have been duly obtained or completed in accordance with all applicable Laws.

(iii)        No Required Governmental Consent contains any burdensome restrictions or conditions, and each Required Governmental Consent is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. None of the Group Companies is in default under any Required Governmental Consent or has exceeded the permitted scope of activities under any such Required Governmental Consent. To the Knowledge of the Warrantors, there is no reason to believe that any Required Governmental Consent which is subject to periodic renewal will not be granted or renewed. No Group Company has received any letter or other communication from any Governmental Authority threatening or providing notice of revocation of any Required Governmental Consent issued to any Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company.

3.10        Non-Contravention. None of the Warrantors is or has been in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of any term of its constitutional documents of the respective Warrantor, or in any material respect of any term or provision of any material contract to which such Warrantor is a party or by which it may be bound or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Warrantor. None of the activities, agreements, commitments or rights of any Warrantor is ultra vires or invalid, or unauthorized. The execution, delivery and performance of and compliance with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Warrantor’s constitutional documents or any material contract to which such Warrantor is a party or by which it may be bound, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any Lien, charge or encumbrance upon any asset of any Warrantor.

3.11        Registration Rights. Except as provided in the Shareholders Agreement, no Warrantor has granted or agreed to grant any person or entity any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any of the Company’s shares (or the shares of the Domestic Company) on any securities exchange. Except as contemplated under this Agreement, the Shareholders Agreement and the Control Documents, there are no voting or similar agreements which relate to the share capital of the Company or any of the equity interests of the Domestic Company.

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3.12        Tax Matters.

(i)          All Taxation of any nature whatsoever for which any Group Company is liable and which has fallen due for payment has been duly paid and without prejudice to the foregoing each Group Company has made all such deductions and retentions as it was obliged or entitled to make and all such payments as should have been made. In respect of any presence of a Group Company in the PRC, (i) all loss carry-forwards are valid and available under PRC Tax law to offset future taxable profits; and (ii) Tax registrations have been completed in all applicable locations in China.

(ii)         All notices, computations and Tax Returns which ought to have been given or made, have been properly and duly submitted by each Group Company to the relevant Taxation authorities and all information, notices, computations and returns submitted to such authorities are true, accurate and complete and are not the subject of any material dispute nor are likely to become the subject of any material dispute with such authorities. All records which any Group Company is required to keep for Taxation purposes or which would be needed to substantiate any claim made or position taken in relation to Taxation by the relevant Group Company, have been duly kept and are available for inspection at the premises of the relevant Group Company.

(iii)        The amount of Taxation chargeable on any Group Company during the relevant statutory limitation period has not been affected to any extent by any concession, arrangements, agreement or other formal or informal arrangement with any Taxation authority (not being a concession, agreement or arrangement available to companies generally).

(iv)        No Group Company has within the relevant statutory limitation period paid or become liable to pay, nor are there any circumstances by reason of which it is likely to become liable to pay any interest, penalty, surcharge or fine relating to Taxation.

(v)         To the Knowledge of the Group Companies, no Group Company has within the past ten years or since incorporation, whichever is earlier, been subject to or is currently subject to any investigation, audit or visit by any Taxation or excise authority, and none of the Group Companies is aware of any such investigation, audit or visit planned for the next twelve months.

(vi)        No Group Company is treated for any Taxation purpose as resident in a country other than the country of its incorporation and no Group Company has, or has had within the relevant statutory limitation period a branch, agency or permanent establishment in a country other than the country of its incorporation. Each Group Company is only subject to Taxation in the country of its incorporation, and each Group Company will conduct business in a manner such that it will not become subject to Taxation in any jurisdiction other than the country of its incorporation.

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(vii)       The assessment of any additional Taxes with respect to the applicable Group Company for periods for which Tax Returns have been filed is not expected to exceed the recorded Liability therefor in the most recent balance sheet in the Financial Statements (as defined below). Since the Statement Date (as defined below), no Group Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice, and each Group Company has made adequate provisions on its books of account for all Taxes, assessments and governmental charges with respect to its business, properties and operations for such period, whether or not assessed or disputed as of the date of the applicable balance sheet.

(viii)      No Group Company has been the subject of any Action by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Group Company is responsible for the Taxes of any other Person by reason of Contract, successor liability or otherwise, except for Taxes that are incurred in the ordinary course of business of such Group Company.

(ix)         The Group Companies have been in compliance with all applicable Laws relating to all Tax credits and Tax holidays enjoyed by the Group Companies established under the Laws of the PRC or otherwise under applicable Laws which is not and will not be subject to any retroactive deduction or cancellation except as a result of retroactive effect of changes in the applicable Laws.

(x)          The Company and all Group Companies have conducted all related party transactions on an arm’s-length basis.

3.13        Charter Documents; Books and Records. The Charter Documents of each Group Company are in the form provided to each Investor. Each Group Company has been in compliance with its Charter Documents, and none of the Group Companies has violated or breached any of their respective Charter Documents. Each Group Company has made available to the Investors or its counsel a copy of its minute books. Such copy is true, correct and complete, and contains all amendments and all minutes of meetings and actions taken by its shareholders and directors since the time of formation through the date hereof and reflects all transactions referred to in such minutes accurately in all material respects. Each Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements to be prepared in accordance with the applicable Accounting Standards. None of the books of account or records of any Group Company contains any falsified entries. The register of members and directors (if applicable) of each Group Company is correct, there has been no notice of any proceedings to rectify any such register, and there are no circumstances which might lead to any application for its rectification. All documents required to be filed by each Group Company with the applicable Governmental Authority in respect of the relevant jurisdiction in which the relevant Group Company is incorporated or established have been properly made up and filed.

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3.14        Financial Statements. The audited consolidated balance sheet (the “Balance Sheet”) as of December 31, 2016 (the “Statement Date”) (the “Financial Statements”) have been provided to each Investor. The Financial Statements (a) have been prepared in accordance with the books and records of the Group Companies, (b) fairly present in all material respects the financial condition and position of the Group Companies as of the dates indicated therein and the results of operations and cash flows of the Group Companies for the periods indicated therein, except in the case of unaudited financial statements for the omission of notes thereto and normal year-end audit adjustments that are not expected to be material, and (c) were prepared in accordance with the Accounting Standards applied on a consistent basis throughout the periods involved. All of the accounts receivable owing to any of the Group Companies, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are current and collectible in the ordinary course of business, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with the Accounting Standards), and no further goods or services are required to be provided in order to complete the sales and to entitle the applicable Group Company to collect in full in respect of any such receivables. There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of any Group Company. None of the receivables owing to any Group Company (i) has been due for more than sixty (60) days, (ii) is payable by an account debtor that is insolvent or bankrupt or (iii) has been pledged to any third party by any Group Company.

3.15        Changes. Since the Statement Date, each of the Group Companies has (i) operated its business (including the Business), in the ordinary course consistent with its past practice, (ii) used its reasonable best efforts to preserve its business (including the Business), (iii) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, and (iv) not engaged in any new line of business or entered into Contracts except those in the ordinary course of business consistent with past practice. Except as listed in Section 3.15 of the Disclosure Schedule, since the Statement Date, there has not been any Material Adverse Effect or any material change in the way the Group conducts its business (including the Business), and there has not been:

(i)          any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice;

(ii)         any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof, or any sale or disposition of any business or division thereof;

(iii)        any waiver, termination, cancellation, settlement or compromise of a valuable right, debt or claim;

(iv)        any incurrence, creation, assumption, repayment, satisfaction, or discharge of (1) any Lien (other than Permitted Liens) or (2) any Indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution;

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(v)         any amendment to or termination of any Material Contract (including any amendment or termination due to each Investor’s subscription of Series A Preferred Shares), any entering of any new Contract that would have been a Material Contract if in effect on the date hereof, or any amendment to or waiver under any Charter Document;

(vi)        any material change in any compensation arrangement or Contract with any employee, or adoption of any new Benefit Plan, or made any change in any existing Benefit Plan;

(vii)       any declaration, setting aside, dividend payment or other distribution in respect of any Equity Securities of any Group Company, or any issuance, transfer, redemption, purchase or acquisition of any Equity Securities by any Group Company;

(viii)      any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operation or business of any Group Company;

(ix)         any change in accounting methods or practices or any revaluation of any of its assets;

(x)          any change in the approved or registered business scope of any Group Company established in the PRC or any change to any Consent held by such Group Company;

(xi)         except in the ordinary course of business consistent with its past practice, entry into any closing agreement in respect of material Taxes, settlement of any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax Return;

(xii)        any commencement or settlement of any Action;

(xiii)       any authorization, sale, issuance, transfer, pledge or other disposition of any Equity Securities of any Group Company;

(xiv)      any resignation or termination of any Key Employee, any indication of a Key Employee’s intention to terminate his/her employment with any Group Company, or any resignation or termination of any group of employees of any Group Company;

(xv)       any transaction with any Related Party; or

(xvi)      any agreement or commitment to do any of the things described in the preceding paragraphs of this Section 3.15.

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3.16        Actions. There is no Action pending or, to the Knowledge of the Warrantors, (w) threatened against or affecting any Group Company, any of its Subsidiaries, or any of its officers, directors or employees with respect to the Business, (x) threatened against or affecting any Group Company or any of its Subsidiaries with respect to any of their assets or properties, (y) threatened against or affecting any officers, directors or employees of any Group Company in connection with such person’s respective relationship with such Group Company or the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties, nor to the Knowledge of the Warrantors is there any basis for any of the foregoing, or (z) threatened relating to the operation of the Business, nor is any Warrantor aware of any basis for the foregoing. There is no judgment or award ruling or order including any Government Order unsatisfied (x) against any Group Company, any Key Employee or office or director of any Group Company in connection with such Person’s respective relationship with any Group Company which would impact any Group Company nor is there any Governmental Order in effect and binding on any Group Company or their respective assets or properties, or (y) relating to the operation of the Business. There is no Action pending by any Group Company against any third party nor does any Group Company intend to commence any such Action. No Governmental Authority has at any time challenged or questioned in writing the legal right of any Group Company to conduct its business as presently being conducted.

3.17        Liabilities. No Group Company has any Liabilities (including the Indebtedness that it has directly or indirectly created, incurred or assumed) of the type that would be disclosed on a balance sheet in accordance with the applicable Accounting Standards, except for (i) liabilities set forth in the Balance Sheet that have not been satisfied since the Statement Date, and (ii) current liabilities incurred since the Statement Date in the ordinary course of the Group’s business consistent with its past practices and which do not exceed US$50,000 in the aggregate. None of the Group Companies is a guarantor or indemnitor of any Liabilities of any other Person.

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3.18       Commitments.

(i)          Section 3.18(i) of the Disclosure Schedule contains a complete and accurate list of all Material Contracts. “Material Contracts” means, collectively, each Contract (x) to which a Group Company or any of its properties or assets is bound or subject to, or (y) is related to the Business, that (a) involves obligations (contingent or otherwise) or payments in excess of RMB5,000,000 per annum or has an unexpired term in excess of one year after the date hereof, (b) licenses, transfers, assigns, sales, incurs any Lien on Intellectual Property that is material to a Group Company (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group Companies on non-exclusive and non-negotiated terms), (c) restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any jurisdiction, region or territory, (d) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, (e) involves any provisions providing for exclusivity, “change in control”, “most favored nation”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authorities, (f) is with a Related Party, (g) involves indebtedness, an extension of credit, a guaranty, surety or assumption of any obligation or any secondary or contingent Liabilities, deed of trust, or the grant of a Lien, (h) involves the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a business other than the sale of inventory in the ordinary course of business of a Group Company, (i) involves the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration, (j) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property, including the Leases, (k) involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, (l) is between the Domestic Company and another Group Company, (m) is with a Governmental Authority, state-owned enterprise, or sole-source supplier of material product or service (other than utilities), (n) is a Benefit Plan (other than the employment Contracts), or a collective bargaining agreement or is with any labor union or other representatives of the employees, (o) is a Control Document, (p) is a brokerage or finder’s agreement, or sales agency, marketing or distributorship Contract that is not in the ordinary course of business of a Group Company and inconsistent with such Group Company’s past practice, or (q) is otherwise material to a Group Company, or is one on which a Group Company is substantially dependent.

(ii)         A true, fully-executed copy of each Material Contract including all amendments and supplements thereto (and a written summary of all terms and conditions of each non-written Material Contract, if any) has been delivered to the Investors. Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Governmental Order (or cause a Material Adverse Effect to any Group Company as a result), and is in full force and effect and enforceable against the parties thereto, except (x) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (y) as may be limited by Laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies. Each Group Company has duly performed all of its obligations under each Material Contract in all material respect to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by such Group Company or, to the Knowledge of the Warrantors, any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

(iii)        Other than the Transaction Agreements, there is no non-compete agreement or other similar commitment to which any Group Company is a party that would impose restrictions upon the Investors or its Affiliates.

24	Series A Preferred Share Subscription Agreement

3.19        Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests.

(i)          None of the Company and its Subsidiary or any director, officer, agent, employee, affiliate or any other Person acting for or on behalf of the foregoing (individually and collectively, a “Company Affiliate”), is aware of or has taken any action, directly or indirectly, that would result in a violation of or has violated the U.S. Foreign Corrupt Practices Act, as amended (“FCPA”), the United Kingdom Bribery Act, as amended, or any other applicable anti-bribery or anti-corruption laws, including, without limitation, using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful payments to any foreign or domestic governmental official or employee from corporate funds, nor has any Company Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Government Entity, as defined below, to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person under circumstances where such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(a)          influencing any act or decision of such Government Official in his official capacity;

(b)          inducing such Government Official to do or omit to do any act in relation to his lawful duty;

(c)          securing any improper advantage; or

(d)          inducing such Government Official to influence or affect any act or decision of any Government Entity,

in order to assist the Company or its Subsidiary in obtaining or retaining business for or with, or directing business to the Company or its Subsidiary or in connection with receiving any approval of the transactions contemplated herein. None of the Company Affiliate has accepted anything of value for any of the purposes listed in clauses (a) through (d) of this section. As used in this Section 3.19, “Government Entity” means any government or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government, or a public international organization.

(ii)         None of (a) the Company or any of its Subsidiaries or (b) any officer, employee, director, agent, affiliate or Person acting on behalf of the Company or any of its Subsidiaries, is owned or Controlled by a Person that is targeted by or the subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”), or by the U.S. Department of State, or any sanctions imposed by the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations Security Council, Her Majesty’s Treasury or any other relevant governmental entity and any activities sanctionable under the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, as amended or the Iran Sanctions Act, as amended (collectively, the “Sanctions”).

25	Series A Preferred Share Subscription Agreement

(iii)        The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable anti-money laundering statutes of all jurisdictions, including, without limitation, all U.S. anti-money laundering laws, the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, threatened.

3.20        Title; Properties.

(i)          Title; Personal Property. Each of the Group Companies has good and valid title to, or valid leasehold interest in, all of its respective assets, whether tangible or intangible (including those reflected in the Balance Sheet, together with all assets acquired thereby since the Statement Date, but excluding those that have been disposed of since the Statement Date), in each case free and clear of all Liens, other than Permitted Liens. The foregoing assets collectively represent all material assets (including all rights and properties) necessary and sufficient for the conduct of the business (including the Business) of each Group Company as presently conducted. Except for leased or licensed assets, no Person other than a Group Company owns any interest in any such assets. All leases of real or personal property to which a Group Company is a party are fully effective and afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are (a) in good condition and repair (reasonable wear and tear excepted) and (b) not obsolete or in need in of renewal or replacement, except for renewal or replacement in the ordinary course of business. There are no facilities, services, assets or properties which are used in connection with the business of the Group Companies and which are shared with any other Person that is not a Group Company.

(ii)         Real Property. No Group Company owns or has legal or equitable title, leasehold interest or other right or interest in any real property other than as held pursuant to Leases. Section 3.20(ii) of the Disclosure Schedule sets forth each leasehold interest pursuant to which any Group Company holds any real property (a “Lease”), indicating the parties to such Lease, the address of the property demised under the Lease, the rent payable under the Lease and the term of the Lease. The particulars of the Leases as set forth in Section 3.20(ii) of the Disclosure Schedule are true and complete. Each Lease constitutes the entire agreement with respect to the property demised thereunder. To the Knowledge of the Warrantors, the lessor under each Lease is qualified and has obtained all Consents necessary to enter into such Lease, including any Consents required from the owner of the property demised pursuant to the Lease if the lessor is not such owner. There is no claim asserted against any Group Company, or, to the Knowledge of the Warrantors, there is no claim asserted against the relevant lessor or threatened by any Person against any Group Company or the relevant lessor regarding the lessor’s ownership of the property demised pursuant to each Lease. Each Lease is in compliance with applicable Laws, including with respect to the ownership and operation of property and conduct of business as now conducted by the applicable Group Company which is a party to such Lease. Each Group Company which is party to a Lease has accepted possession of the property demised pursuant to the Lease and is in actual possession thereof and has not sublet, assigned or hypothecated its leasehold interest. No Group Company uses any real property in the conduct of its business except insofar as it has secured a Lease with respect thereto. The leasehold interests under the Leases held by each Group Company are adequate for the conduct of the business of such Group Company as currently conducted and as proposed to be conducted. There exists no pending or, to the Knowledge of the Warrantors, threatened condemnation, confiscation, eminent domain proceeding, dispute, claim, demand or similar proceeding with respect to, or which could materially and adversely affect, the continued use and enjoyment of such leasehold interests. To the Knowledge of the Warrantors, there are no circumstances that would entitle any Governmental Authority or other Person to take possession or otherwise restrict use, possession or occupation of any property subject to any Leases. The use and operation of the real properties subject to the Leases by the Group Companies is in compliance with all applicable Laws, including, without limitation, all applicable building codes, environmental, zoning, subdivision, and land use laws. None of the Group Companies has received notice from any Governmental Authority advising it of a violation (or an alleged violation) of any such laws or regulations.

26	Series A Preferred Share Subscription Agreement

(iii)        General. The Real Properties currently owned or occupied by each Group Company are adequate for the conduct of its business as currently conducted and as proposed to be conducted. None of the Group Companies uses any real property in the conduct of its business except insofar as it holds valid land use rights or building ownership or has secured a Lease with respect thereto. No default or event of default on the part of any Group Company or event which, with the giving of notice or passage of time or both, would constitute a default or event of default has occurred and is continuing unremedied or unwaived under the terms of any of the land use rights, or the Leases. There is no claim asserted or, to the Knowledge of the Warrantors, threatened by any Person regarding the lessor’s ownership of the property demised pursuant to each Lease. There exists no pending or, to the Knowledge of the Warrantors, threatened condemnation, eminent domain proceedings, confiscation, dispute, claim, demand or similar proceeding with respect to, or which could affect, the continued use and enjoyment of any owned properties or any Lease. None of the Group Companies has received, within the past three years, any notice, oral or written, of the intention or resolution of any Governmental Authority or other Person to take or use all or any part of the Real Properties.

3.21        Related Party Transactions. No Related Party has any Contract, understanding, or proposed transaction with, or is indebted to, any Group Company or has any direct or indirect interest in any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries for the current pay period, reimbursable expenses or other standard employee benefits). No Related Party has any direct or indirect interest in any Person with which a Group Company is affiliated or with which a Group Company has a material business relationship (including any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, intellectual or other property rights or services) or in any Contract to which a Group Company is a party or by which it may be bound or affected, and no Related Party directly or indirectly competes with or has any interest in any Person that directly or indirectly competes with any Group Company (other than ownership of less than one percent (1%) of the stock of publicly traded companies).

27	Series A Preferred Share Subscription Agreement

3.22        Intellectual Property Rights.

(i)          Company IP. The Group Company owns, is licensed to use or otherwise has sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to all Intellectual Property necessary and sufficient to conduct its business (including the Business), as currently conducted by such Group Company, and as contemplated to be conducted (“Company IP”) without any conflict with or infringement of the rights of any other Person. Section 3.22(i) of the Disclosure Schedule sets forth a complete and accurate list of all Company Registered IP for each Group Company, including for each the relevant name or description, registration/certification or application number, and filing, registration or issue date.

(ii)         IP Ownership. All Company Registered IP is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting. No funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any Company Owned IP. Except as contemplated under the Control Contracts, no Company Owned IP is the subject of any Lien, license or other Contract granting rights therein to any other Person. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any material Company Owned IP. No Company Owned IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services, by any Group Company or (b) may affect the validity, use or enforceability of such Company Owned IP. No Group Company has (i) transferred or assigned any material Company IP; (ii) authorized the joint ownership of, any Company IP; or (iii) permitted the rights of any Group Company in any Company IP to lapse or enter the public domain.

(iii)        Infringement, Misappropriation and Claims. No Group Company has misappropriated, or to the Knowledge of the Warrantors violated, or infringed any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing. To the Knowledge of the Warrantors, no Person has violated, infringed or misappropriated any Company IP of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing. No Person has challenged the ownership or use of any Company IP by a Group Company. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

28	Series A Preferred Share Subscription Agreement

(iv)        Assignments and Prior IP. All inventions and know-how conceived by employees of a Group Company related to the business of such Group Company are currently owned exclusively by a Group Company. All employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. All employee inventors of Company Owned IP have received reasonable reward and remuneration from a Group Company for his/her service inventions or service technology achievements in accordance with the applicable PRC Laws. All employee assignment of invention Contracts contain provisions relating to employee technological achievements and inventions which comply with the applicable Laws of the PRC. It will not be necessary to utilize any Intellectual Property of any such Persons made prior to their employment by a Group Company, except for those that are exclusively owned by or licensed to a Group Company, and none of such Intellectual Property has been utilized by any Group Company. None of the employees, consultants or independent contractors, currently or previously employed or otherwise engaged by any Group Company, (a) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers, or (b) is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

(v)         Licenses. Section 3.22(v) of the Disclosure Schedule contains a complete and accurate list of the Licenses which constitute all proper Licenses necessary for the businesses of the Group Companies. The “Licenses” means collectively, (a) all licenses, sublicenses, and other Contracts to which any Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any material Company IP, and (b) all licenses, sublicenses and other Contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any material Intellectual Property of another Person, in each case except for (i) agreements involving “off-the-shelf” commercially available Software, and (ii) non-exclusive licenses to customers of the Business in the ordinary course of business consistent with past practice. The Group Companies have paid all license and royalty fees required to be paid under the Licenses, if applicable.

(vi)        Protection of IP. Each Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard Company IP and made all applicable filings, registrations and payments of fees in connection with the foregoing. Without limiting the foregoing, all current and former officers, employees, consultants and independent contractors of any Group Company and all suppliers, customers, distributors, and other third parties having access to any Company IP have executed and delivered to such Group Company an agreement requiring the protection of such Company IP. To the extent that any Company IP has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

(vii)       No Public Software. No Public Software forms part of any product or service provided by any Group Company or otherwise involved in the Business or was or is used in connection with the development of any product or service provided by any Group Company or otherwise involved in the Business or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any product or service provided by any Group Company or otherwise involved in the Business. No Software included in any Company Owned IP has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such Software be disclosed or distributed in source code form or made available at no charge.

29	Series A Preferred Share Subscription Agreement

3.23        Labor and Employment Matters.

(i)          Each Group Company has complied with all applicable Laws related to labor or employment in all material respects, including provisions thereof relating to wages, hours, overtime working, working conditions, benefits, retirement, social welfare, housing fund contribution, equal opportunity and collective bargaining. There is not pending or to the Knowledge of the Warrantors threatened, and there has not been since the incorporation of such Group Company, any Action relating to any violation or alleged violation of any applicable Laws by any Group Company related to labor or employment, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company. The Group Companies have caused all of their present officers and employees (including without limitation the Key Employees) to enter into standard employment agreements with the respective Group Companies.

(ii)         Section 3.23(ii) of the Disclosure Schedule contains a true and complete list of each Benefit Plan, currently or previously adopted, maintained, or contributed to by any Group Company or under which any Group Company has any Liability or under which any employee or former employee of any Group Company has any present or future right to benefits. Except for required contributions or benefit accruals for the current plan year and salary compensation provided in the employment Contracts, no Liability has been or is expected to be incurred by any Group Companies under or pursuant to any applicable Laws relating to any Benefit Plan or individual employment compensation agreement, and, to the Knowledge of the Warrantors, no event, transaction or condition has occurred or exists that would result in any such Liability to any Group Companies. Each of the Benefit Plans listed in Section 3.23(ii) of the Disclosure Schedule is and has at all times been in compliance with all applicable Laws (including the SAFE Rules and Regulations, if applicable), and all contributions to, and payments for each such Benefit Plan have been timely made. There are no pending or threatened Actions involving any Benefit Plan listed in Section 3.23(ii) of the Disclosure Schedule. Each Group Company maintains, and has fully funded, each Benefit Plan and any other labor-related plans that it is required by Law or by Contract to maintain. Each Group Company is in compliance with all Laws and Contracts relating to its provision of any form of Social Insurance, and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Laws and Contracts.

(iii)        There has not been, and there is not now pending or, to the Knowledge of the Warrantors, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Group Company.

30	Series A Preferred Share Subscription Agreement

(iv)        Schedule III enumerates each Key Employee, along with each such individual’s title. Each such individual is currently devoting all of his or her business time to the conduct of the business of the applicable Group Company. No such individual is subject to any covenant restricting him/her from working for any Group Company. No such individual is obligated under, or in violation of any term of, any Contract or any Governmental Order relating to the right of any such individual to be employed by, or to contract with, such Group Company. No Group Company has received any notice alleging that any such violation has occurred. No such individual is currently working or, to the Knowledge of the Warrantors, plans to work for any other Person that competes with any Group Company, whether or not such individual is or will be compensated by such Person. No such individual or any group of employees of any Group Company has given any notice of an intent to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any such individual or any group of employees.

3.24        Insurance. Section 3.24 of the Disclosure Schedule sets forth a true and complete list of the insurance policies currently maintained by each Group Company, which policies are in full force and effect insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow such Group Company to reasonably replace any of its properties and assets that might be damaged or destroyed and in amounts customary for companies similarly situated. There is no claim pending thereunder as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies and bonds have been timely paid, and each Group Company is otherwise in compliance with the terms of such policies and bonds. Each Group Company has in full force and effect public liability insurance in amounts customary for companies similarly situated.

3.25        Suppliers. Section 3.25 of the Disclosure Schedule is a correct list of top ten (10) suppliers (by attributed expenses) (with related or affiliated Persons aggregated for purposes hereof) for the Business for the six-month period ending on the Statement Date, together with the aggregate amount of revenues received or expenses paid to such business partners during such periods. To the Knowledge of the Warrantors, each such supplier can provide sufficient and timely supplies of goods and services in order to meet the requirements of the Group Companies’ Business consistent with prior practice. No Group Company has experienced or been notified of any shortage in goods or services provided by its suppliers or other providers and has no reason to believe that any Person listed on Section (*) of the Disclosure Schedule would not continue to provide to, or purchase from, or cooperate with, respectively, or that it would otherwise alter its business relationship with, the Group Companies at any time after the Closing on terms substantially similar to those in effect on the date hereof, in any case. There is not currently any dispute pending between any of the Group Companies and any Person listed on Section 3.25 of the Disclosure Schedule.

3.26        Internal Controls. Each Group Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the applicable Accounting Standards and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business. The signatories for each bank account of each Group Company are listed on Section 3.26 of the Disclosure Schedule.

31	Series A Preferred Share Subscription Agreement

3.27        Entire Business; No Undisclosed Business. No Group Company shares or provides any facilities, operational services, assets or properties with or to any other entity which is not a Group Company. Neither the Company nor any of its Subsidiaries is engaged in insurance, banking and financial services, basic telecommunications, or public utility businesses.

3.28        No Brokers. Neither (i) any Group Company nor (ii) any of its Affiliates or any Related Party (on behalf of any Group Company and other than the Investors) has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, or has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

3.29        Control Documents.

(i)          Each Group Company and each equity holder of the Domestic Company has the legal right, power and authority (corporate and other) to enter into and perform its obligations under each Control Document to which it is a party and has taken all necessary action (corporate and other) to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each Control Document to which it is a party.

(ii)         To the extent permitted by applicable Laws, each Control Document constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(iii)        The execution and delivery by each party named in each Control Document, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (a) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its constitutional documents as in effect at the date hereof, or any Material Contract to which a Group Company is a party or by which a Group Company is bound, (b) result in any violation of, be in conflict with, or constitute a default under, in any material respect, any Governmental Order or any applicable Law, (c) accelerate, or constitute an event entitling any Person to accelerate, the maturity of any indebtedness or other liability of any Group Company or to increase the rate of interest presently in effect with respect to any Indebtedness of any Group Company, or (d) result in the creation of any Lien, claim, charge or encumbrance upon any of the properties or assets of any Group Company except for the pledge of the equity interests of the Domestic Company pursuant to the Control Documents.

32	Series A Preferred Share Subscription Agreement

3.30        Environmental, Health and Safety Laws.

(i)          Each Group Company is in compliance with all Environmental, Health and Safety Laws, which compliance includes the possession by each Group Company of all permits and other Governmental Authorizations required under applicable Environmental, Health and Safety Laws and compliance with the terms and conditions thereof, except where the failure to do so would not have a Material Adverse Effect. To the best Knowledge of the Warrantors, no Group Company has received, since their inceptions, any communication from a governmental authority that alleges that it is not in such full compliance.

(ii)         There is no environmental Action pending or threatened against any Group Company and there are no pending Actions, activities or circumstances related to the release, emission, discharge, or disposal of any Hazardous Material, in each case, which would have a Material Adverse Effect.

3.31        Disclosure. No representation or warranty by the Warrantors in this Agreement and no information or materials (other than forward-looking information or materials) provided by the Warrantors to the Investors in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All projections, budgets, business plans and other similar forward-looking materials provided to the Investors in connection with the negotiation or execution of this Agreement represented the best estimates of the Group Companies and were prepared in good faith by the Group Companies. Except as set forth in this Agreement or the Disclosure Schedule, to the Knowledge of the Warrantors, there is no fact or document or matter that the Company has not disclosed to the Investors in writing and of which any of its officers, directors or executive employees has knowledge and that has had or would reasonably be expected to have any Material Adverse Effect or which would could reasonably be expected by any Warrantor, being a business Person, to materially adversely influence the decision of the Investors to invest in the Company.

3.32        No Fiduciary Duty. The Parties hereto acknowledge and agree that nothing in this Agreement or the other Transaction Documents shall create a fiduciary duty of the Investors or its Affiliates to any Group Company or its shareholders.

4.            Representations, Warranties and Covenants of YY. YY represents and warrants to each Group Company that each of the following statements is true, correct, complete and not misleading as of the date hereof through and including the Closing Date.

33	Series A Preferred Share Subscription Agreement

4.1          Title; Personal Property. Prior to the transfer of the Business to the Group Companies, YY and YY’s Affiliates (other than the Group Companies) has good and valid title to, all of its respective assets, whether tangible or intangible, with respect to the conduction of the Business, in each case free and clear of all Liens, other than Permitted Liens. The foregoing assets collectively represent all material assets (including all rights and properties) necessary and sufficient for the conduct of the Business, and all such assets have been transferred to the Group. None of YY and YY’s Affiliates (other than the Group Companies) owns any of the foregoing assets or any assets relevant to, or necessary for the operation of, the Business except for leased or licensed assets. Prior to the transfer of the Business to the Group Companies, except for leased or licensed assets, no Person other than a Group Company owns such assets.

4.2          IP Related to Business. Prior to the transfer of the Business to the Group Companies, YY and YY’s Affiliates (other than the Group Companies) own or otherwise have sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to all Intellectual Properties necessary and sufficient to conduct the Business, without any conflict with or infringement of the rights of any other Person. Intellectual Properties that are relevant to the Business have been duly transferred or licensed to the Group. None of YY and YY’s Affiliates (other than the Group Companies) owns the Intellectual Properties relevant to, or necessary for the operation of, the Business, other than the Intellectual Properties licensed from any of them to the Group Companies. The Group can use all Licensed IPs in the operation of the Business.

4.3          Employees. YY and YY’s Affiliates (other than the Group Companies) have caused any and all of the employees relevant to the Business to be transferred to the Group Companies. No employee of any Group Company serves simultaneously as an officer, director, employee, consultant or contractor of YY or any of its Affiliates.

4.4          Business Contracts. YY and YY’s Affiliates (other than the Group Companies) have assigned or novated any and all of the Contracts relevant to the Business to the Group Companies.

5.            Representations and Warranties of the Investors. Each Investor hereby represents and warrants with respect to itself, severally but not jointly, to the Warrantors that:

5.1          Authorization. The Investor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All actions on the part of the Investor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, and the performance of all obligations of the Investor thereunder, have been taken or will be taken prior to the Closing. Each Transaction Document will be duly executed and delivered by the Investor (to the extent the Investor is a party) on or prior to the Closing, and when duly executed and delivered, shall constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

34	Series A Preferred Share Subscription Agreement

5.2          Consents; No Conflicts. All Consents from or with any Governmental Authority or any other Person required in connection with the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in each case on the part of the Investor have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by the Investor do not, and the consummation by each such party of the transactions contemplated thereby will not, with or without notice or lapse of time or both, (i) result in any violation of, be in conflict with, or constitute a default under any provision of any Charter Document of the Investor or its related Affiliates, (ii) result in any violation of, be in conflict with, or constitute a default under, in any material respect, any Governmental Order or any applicable Law, or (iii) result in any violation of, be in conflict with, or constitute a default under, or give rise to any right of termination, amendment, modification, acceleration or cancellation under, or give rise to any augmentation or acceleration of any Liability of the Investor or its related Affiliates under, any contract material to it.

5.3          Purchase for Own Account. The Subscription Shares and the Conversion Shares will be acquired for the Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

5.4          Status of Investor. The Investor has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the subscription of the Subscribed Shares and can bear the economic risk of its investment in the Series A Preferred Shares.

5.5          Restricted Securities. The Investor understands that the Subscribed Shares and the Conversion Shares are restricted securities within the meaning of Rule 144 under the Securities Act and that the Subscribed Shares and the Conversion Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

5.6          Regulation S Compliance.

Each of Morningside China TMT Fund IV, L.P. and Morningside China TMT Fund IV Co-Investment, L.P. hereby represents and warrants with respect to itself to the Warrantors that:

To the best Knowledge of each Investor, each Investor

(i)          is purchasing the Subscribed Shares outside the United States not in violation of Regulation S under the Securities Act of 1933, as amended and in accordance with any applicable securities Laws of any state of the United States or any other jurisdiction or

(ii)         is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, under the Securities Act.

Each Investor (except for Morningside) hereby represents and warrants with respect to itself, severally but not jointly, to the Warrantors that:

35	Series A Preferred Share Subscription Agreement

(i)          The Investor is not a U.S. Person as such term is defined under Rule 902 of Regulation S (“U.S. Person”). The Investor is at the time of the offer and execution of this Agreement, domiciled outside the United States.

(ii)         The Investor agrees that all offers and sales of the Subscribed Shares from the date hereof and through the expiration of any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the Securities Act.

(iii)        The Investor shall not engage in hedging transactions with regard to the Subscribed Shares unless in compliance with the Securities Act. This Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the Subscribed Shares are being acquired for investment purposes by such Investor.

(iv)        The Investor acknowledges that the Company will refuse to register any transfer of any of the Subscribed Shares not made in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

(v)         The Investor acknowledges and agrees that the certificate(s) representing the Subscribed Shares will bear a legend substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ARE RESTRICTED SECURITIES AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT. THE SHARES HAVE BEEN ISSUED IN AN OFFSHORE TRANSACTION BY HUYA INC., IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY REGULATION S. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED, EITHER DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED IN REGULATION S) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF HUYA INC. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

5.7          Mr. Li, Mr. Dong and the Management SPVs. As of the date hereof, Mr. Li legally owns all the outstanding Equity Securities of Li SPVs, free and clear of any Liens. Li SPVs are not engaged in any business or activities except the holding of Shares of the Company. As of the date hereof, Mr. Dong legally owns all the outstanding Equity Securities of Dong SPV, free and clear of any Liens. Dong SPV is not engaged in any business or activities except the holding of Shares of the Company.

36	Series A Preferred Share Subscription Agreement

6.            Conditions of the Investors’ Obligations at the Closing.

6.1          Conditions of the Investors’ Obligations. The obligations of each Investor to consummate the Closing under Section 0 of this Agreement are subject to the fulfillment, to the satisfaction of such Investor on or prior to the Closing, or waiver by such Investor, of the following conditions:

(i)          Representations and Warranties. Each of the representations and warranties of the Warrantors contained in Section 3 and the representations and warranties of YY contained in Section 4 shall have been true and complete as of the date hereof through and including the Closing Date with the same effect as though such representations and warranties had been made on each such date and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date, subject to changes contemplated by this Agreement.

(ii)         Performance. Each of the Warrantors and YY shall have performed and complied with all agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing.

(iii)        No Prohibition; Authorizations. No provision of any applicable Laws shall prohibit the consummation of any transactions contemplated by the Transaction Documents. All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by any Group Company or YY in connection with the consummation of the transactions contemplated by the Transaction Documents (including but not limited to those related to the lawful issuance and sale of the Subscribed Shares and the Conversion Shares, and any waivers of notice requirements, rights of first refusal, preemptive rights, put or call rights), including necessary board and shareholder approvals of the Group Companies, shall have been duly obtained and effective as of the Closing, and evidence thereof shall have been delivered to the Investor.

(iv)        Proceedings and Documents. All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation written approval from all of the then current holders of equity interests of each Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance reasonably satisfactory to the Investors, and the Investors shall have received all such counterpart original or other copies of such documents as it may reasonably request.

(v)         Memorandum and Articles. The Memorandum and Articles, in substantially the forms attached hereto as Exhibit A-1 and Exhibit A-2, respectively, shall have been duly adopted by all necessary action of the Board of Directors and the members of the Company, and such adoption shall have become effective on or prior to the Closing with no alternation or amendment as of the Closing, and reasonable evidence thereof shall have been delivered to the Investor. The Charter Documents of each of the other Group Companies shall be in the form and substance reasonably satisfactory to the Investor.

37	Series A Preferred Share Subscription Agreement

(vi)        Transaction Documents. Each of the parties to the Transaction Documents, other than the Investors, shall have executed and delivered to the Investors the Transaction Documents.

(vii)       Opinions of Counsels. The Investors shall have received the following legal opinions in form and substance acceptable to the Investor and dated as of the Closing: (a) a Cayman Islands legal opinion issued by WALKERS; and (b) a PRC legal opinion issued by Grandall Law Firm (Shanghai).

(viii)      Loan Agreements, Deeds of Share Charge and Deed of Share Pledge. The Management SPVs, Mr. Dong and Mr. Li shall have executed and delivered to Ping An a copy of the Loan Agreements, the Deeds of Share Charge and the Deed of Share Pledge. The Management SPVs, Mr. Dong and Mr. Li shall further deliver to Ping An evidence that all steps necessary for the creation and perfection of the security interests pursuant to each of the Deeds of Share Charge and Deed of Share Pledge, in a manner satisfactory to Ping An.

(ix)         Control Documents. The WFOE, the Domestic Company, the equity holders of the Domestic Company and other relevant parties shall have executed and delivered the Control Documents in substantially the form attached hereto as Exhibit C that will constitute legally binding obligations of the parties thereto in accordance with their respective terms. The counterpart originals or other copies of such executed Control Documents shall have been delivered to the Investors.

(x)          Due Diligence. Each Investor shall have completed its legal, financial, management, technical, intellectual property, business, personnel and regulatory due diligence investigation of the Group Companies and the Key Employees to its satisfaction.

(xi)         Employment and Related Agreements. Each of the Key Employees shall have entered into an employment agreement and a confidentiality, non-compete, non-solicitation and invention assignment agreement or an employment agreement containing confidentiality, non-compete, non-solicitation and invention assignment provisions with the Group Company acceptable to the Investors, in form and substance satisfactory to the Investors, and the term of such employment agreements shall be at least 24 months as of the Closing. Copies thereof shall have been delivered to the Investors.

(xii)        No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement.

(xiii)       Business Plan and Financial Budget. The Group Companies shall deliver to the Investors a one-year business plan and financial budget for its business, in the form and substance satisfactory to the Investor.

38	Series A Preferred Share Subscription Agreement

(xiv)      Restructuring. Except for the transfer procedures of certain trademarks, the restructuring under the asset restructuring agreement entered into by and among the Domestic Company, YY, the Affiliates of YY and other parties named thereto dated December 31, 2016 (the “Restructuring Agreement”) and other restructuring steps in connection with the Restructuring Agreement as requested by the Investor shall have been completed to the satisfaction of the Investor.

(xv)       ESOP Plan. The Company shall have adopted an ESOP in the form and substance reasonably satisfactory to the Investor.

(xvi)      Closing Certificate. The chief executive officer of the Company shall have executed and delivered to the Investor at the Closing a certificate dated as of the Closing (i) stating that the conditions specified in this Section 6 have been fulfilled as of the Closing and there have been no Material Adverse Change in the business, affairs, prospects, operations, properties, assets or conditions of the Group Companies since the date of this Agreement, and (ii) attaching thereto (a) the Charter Documents of the Group Companies as then in effect, (b) copies of all resolutions approved by the shareholders and boards of directors of each Group Company related to the transactions contemplated by this Agreement and the other Transaction Documents, and (c) with respect to the Group Companies which are incorporated under the Laws of the PRC, the valid business licenses of such entity.

7.            Conditions of the Company’s Obligations at the Closing. The obligations of the Company owed to each Investor to consummate the Closing under Section 0 of this Agreement, unless otherwise waived in writing by the Company, are subject to the fulfillment on or before the Closing of each of the following conditions:

7.1           Representations and Warranties. The representations and warranties of such Investor contained in Section 5 shall have been true and complete when made and shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

7.2           Performance. Such Investor shall have performed and complied with all covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by Such Investor on or before the such Closing.

7.3           Execution of Transaction Documents. Such Investor shall have executed and delivered to the Company the Transaction Documents that are required to be executed by such Investor on or prior to such Closing.

39	Series A Preferred Share Subscription Agreement

8.            Other Agreements.

8.1          Compliance with Laws.

(i)          Each Group Company shall use its respective reasonable best efforts to comply with all applicable Laws, including but not limited to applicable PRC Laws relating to the Business, Intellectual Property, taxation, employment and social welfare and benefits. Without prejudicing the generality of the foregoing, after the Closing and upon the written request by the Investor, the relevant Group Company shall use reasonable best efforts to rectify any non-compliance with applicable Laws.

(ii)         Each of the Group Companies represents that it shall not, and shall not permit any of its Subsidiaries or Affiliates or any of its respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value, directly or indirectly, to any third party, including any Government Official, in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Each of the Group Companies further represents that it shall, and shall cause each of its Subsidiaries and Affiliates to, cease all of their respective activities, as well as remediate any actions taken by any Group Company, its Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Each of the Group Companies further represents that it shall, and shall cause each of its Subsidiaries and Affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company hereby undertakes to adopt and implement anticorruption and export control policies, mutually acceptable to the Company and the Investor, within ninety (90) days after the Closing.

8.2          Key Parties’ Commitments to the Company. Mr. Dong hereby agrees to devote and cause each of the Key Employees to devote substantially all of his or her working time to the business and operations of the Group Companies and shall not be concerned with any (competitive or other) business.

8.3          Facilitating the Closing. Each of the Warrantors and YY shall use its best efforts to cause the satisfaction of all the conditions precedent set forth in Sections 6 hereof.

8.4          Registration of Equity Pledge. As soon as practicable and within three (3) months after the Closing, the Company shall have caused the equity pledge granted by the Domestic Company pursuant to the Control Documents to be duly registered with the relevant office of the State Administration for Industry and Commerce.

8.5          Restructuring. As soon as practicable and within nine (9) months after the Closing, the transfer procedures of all trademarks under the asset restructuring agreement entered into by and among the Domestic Company, YY, the Affiliates of YY and other parties named thereto shall be completed to the satisfaction of the Investor.

8.6          Lease Agreement. As soon as practicable after the Closing and within three (3) months after the Closing, the Domestic Company shall make commercial reasonable efforts to enter into a lease agreement with respect to the premises located at 15th-18th Floors, Block B-1, North Area, Wanda Plaza, Huambo Business Area, Panyu District, Guangzhou, PRC with YY or its Affiliates for a term of at least one (1) year in form and substance satisfactory to the Investor.

40	Series A Preferred Share Subscription Agreement

8.7          Circular 37 Registrations. As soon as practicable after the Closing and within three (3) months after the Closing, each of Mr. Li and Mr. Dong shall duly complete the foreign exchange registration with the competent local branch of the State Administration of Foreign Exchange in respect of his legal ownership of the Company and the relevant Management SPV as required under Circular 37.

8.8          Accession of WFOE. The WFOE shall have executed the deed of adherence in form and substance satisfactory and acceptable to the Investors upon its establishment, under which the WFOE shall agree to be a party of this Agreement. The Parties hereto explicitly agree the WFOE to join this Agreement by the execution of the deed of adherence.

8.9          Operating ICP License. As soon as practicable after the Closing, the Domestic Company shall make commercial reasonable efforts to apply for and obtain the Telecommunication and Information Service Business Operation License (电信与信息服务业务经营许可证, or “ICP License”), as required by applicable PRC Laws for carrying out the Business, from competent Governmental Authority, with evidence thereof being furnished to the Investors.

8.10        Confidentiality.

(i)          Disclosure of Terms. The terms and conditions of the Transaction Documents and all exhibits, restatements and amendments hereto and thereto (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any of the Parties to any other Person except as permitted in accordance with the provisions set forth below.

(ii)         Press Releases. None of the Parties hereto (other than the Investors) shall issue a press release or make any public announcement or other public disclosure with respect to any of the transactions contemplated herein without obtaining the prior written consent of each Investor and the Company, or (a) use the name of PING AN Insurance, 平安 保险 or any of its Affiliates without obtaining in each instance the prior written consent of Ping An, or (b) use the name of YY, 欢聚时代 or any of its Affiliates without obtaining in each instance the prior written consent of YY.

(iii)        Permitted Disclosure. Notwithstanding the foregoing, (a) the Company may disclose the existence or content of any of the Financing Terms to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such Persons are under appropriate nondisclosure obligations imposed by professional ethics, law or otherwise; (b) the Investors may disclose the existence or content of any of the Financing Terms to its Affiliates, the fund manager, auditor, insurer, accountant, consultant or an officer, director, general partner, limited partner, shareholder, investor, bona fide potential investor, counsel, advisor, employee of the Investors and/or its Affiliates, and bona fide prospective purchasers/investors of any Equity Securities of the Company so long as such Persons shall be advised of the confidential nature of the information or are under appropriate nondisclosure obligations imposed by professional ethics, law or otherwise; and (c) the Investors may disclose the existence or content of any of the Financing Terms for fund and inter-fund reporting purposes and any information contained in press releases or public announcements of the Company pursuant to Section 8.4(ii). Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 8.4(iv) below.

41	Series A Preferred Share Subscription Agreement

(iv)        Legally Compelled Disclosure. If any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable Tax, securities, or other Laws and regulations of any jurisdiction or by subpoena or any requirement by governmental, judicial or regulatory body or any stock exchange) to disclose the existence or content of any of the Financing Terms in contravention of the provisions of this Section, such Party shall, to the extent legally permissible, promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(v)         Other Exceptions. The confidentiality obligations of the Parties set out in this Section 8.10 shall not apply to (a) information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party hereto or, after it was furnished to that Party, entered the public domain otherwise than as a result of (x) a breach by that Party of this Section 8.10 or (y) a breach of a confidentiality obligation by a third party discloser, where the breach was actually known to that relevant Party; (b) information disclosed by any director or observer of the Company to its appointer or any of its Affiliates or to any Person to whom disclosure would be permitted in accordance with the foregoing provisions of this Section 8.10.

8.11        Indemnity.

(i)          General Indemnity. Each Warrantor hereby agrees to jointly and severally indemnify and hold harmless the Investor and its Affiliates, and their respective directors, officers, agents and assigns (each an “Indemnified Party”), from and against any and all Indemnifiable Losses suffered by such Indemnified Party, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by any Warrantor in or pursuant to this Agreement or any other Transaction Document. YY hereby agrees to indemnify and hold harmless each Group Company, from and against any and all Indemnifiable Losses suffered by such Group Company, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by YY in or pursuant to this Agreement or any other Transaction Document. Each Investor hereby agrees to severally but not jointly indemnify and hold harmless each Group Company, from and against any and all Indemnifiable Losses suffered by such Group Company, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by such Investor in or pursuant to this Agreement or any other Transaction Document.

42	Series A Preferred Share Subscription Agreement

(ii)         Tax Indemnity. Notwithstanding anything contained in the Disclosure Schedule (as amended, if applicable), each Warrantor shall jointly and severally indemnify and hold harmless each Indemnified Party from and against any Indemnifiable Losses attributable to (x) any Taxes of any Group Company for all taxable periods ending on or before the Closing and the portion through the end of the Closing for any taxable period that includes (but does not end on) the Closing, (y) all liability for any Taxes of any other person imposed by any Governmental Authority on any Group Company as a transferee, successor, withholding agent, or accomplice in connection with an event or transaction occurring before the Closing, and (z) all liability for Taxes attributable to any misrepresentation or breach of warranty made in Section 3.12 of this Agreement.

(iii)        Special Indemnity. Other than with respect to matters expressly contained in the Disclosure Schedule (as amended, if applicable), (i) each Warrantor shall jointly and severally indemnify and hold harmless each Indemnified Party from and against any and all Indemnifiable Losses suffered by such Indemnified Party, directly or indirectly, as a result of, or based upon or arising from any activities, businesses and operations of any Group Company at any time from its establishment to the date of the Closing (including any non-compliance with any applicable Laws or Contracts, any dispute with a third party with respect to the Group’s Intellectual Properties, or the failure to timely obtain any Consent (including but not limited to the value-added telecommunication license) from the competent Governmental Authority in accordance with the applicable Laws, or the non-payment or underpayment of Social Insurance or housing fund contributions, or any action, suit, arbitration or other court proceeding, pending or threatened, due to the facts existing prior to the Closing even if the liability is actually incurred after the Closing), and (ii) YY shall indemnify at all times and hold harmless each Group Company from and against any and all Indemnifiable Losses suffered by such Indemnified Party and/or each Group Company for any breach or violation of their respective representations, warranties, covenants and obligations under Section 4 of this Agreement. This Section 8.11(iii) shall automatically terminate and be of no further force or effect upon expiration of a term of twenty-four (24) months after the Closing; provided, however, this Section 8.11(iii) shall not terminate if any claim made with reasonable specificity by the party seeking to be indemnified under this Section 8.11(iii) exists at the expiration of such term, and this Section 8.11(iii) shall remain valid and in force until such claim is finally and fully resolved. Notwithstanding anything to the contrary provided in this Agreement, the aforementioned limitation on term of validity of this Section 8.11(iii) shall not apply in the event of any fraud, willful misconduct, gross negligence or willful default or willful misrepresentation on the part of any Warrantor or YY.

(iv)        Indemnification Cap. The maximum aggregate liability of the Warrantors for indemnification to any Indemnified Party under Section 8.11 (i), (ii) and (iii) shall be limited to the purchase price paid by such Indemnified Party (the “Indemnification Cap”); provided however, that in the event there is any Indemnifiable Loss suffered by any Indemnified Party, such Indemnified Party shall first seek indemnification from the Group Companies. For the avoidance of doubt, the Indemnification Cap shall not apply in the event of any fraud, willful misconduct, gross negligence or willful default or willful misrepresentation on the part of any Warrantor.

43	Series A Preferred Share Subscription Agreement

(v)         Indemnification Threshold. The Warrantors shall not be liable for indemnification to any Indemnified Party under Section 8.11 (i), (ii) and (iii) unless the aggregate liability of the Warrantors is in excess of RMB 5,000,000 (the “Deductible”), in which case the Warrantors shall be liable for all amounts related to such Indemnifiable Losses (including the amounts otherwise constituting the Deductible) in accordance with Section 8.11 (i), (ii) and (iii), as the case may be.

(vi)        Survival of Warranties. The representations and warranties in Section 3, Section 4 and Section 5 of this Agreement shall survive for a term of twenty-four (24) months after the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any Party hereof; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within such survival period shall survive until such claim is finally and fully resolved. Notwithstanding anything to the contrary provided in this Agreement, the aforementioned limitation on survival period shall not apply in the event of any fraud, willful misconduct, gross negligence or willful default or willful misrepresentation on the part of any Party.

8.12        No Promotion.

The Company agrees that it will not, without the prior written consent of Ping An, in each instance, (a) use in advertising, publicity, or otherwise the name of Ping An (including without limitation PING AN Insurance and 平安保险), or any Affiliate of Ping An or any partner or employee of any Affiliate of Ping An nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Ping An or its Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by Ping An or an Affiliate of Ping An. The Company further agrees that it shall obtain the written consent from Ping An prior to the Company’s issuance of any public statement detailing such Investor’s subscription of Shares pursuant to this Agreement.

9.            Executory Period Covenants.

9.1           Access. Between the date hereof and the Closing, the Warrantors shall permit Ping An, or any representative thereof, to (a) visit and inspect the properties of the Group Companies or related to the Business, (b) inspect the Contracts, books of account, records, ledgers, and other documents and data of the Group Companies or related to the Business, (c) discuss the business, affairs, finances and accounts of the Group Companies or related to the Business with officers and employees of the Group Companies, (d) review such other information as Ping An reasonably request, in such a manner so as not to unreasonably interfere with their normal operations, (e) attend all meetings of the Board and all subcommittees of the Board, in a nonvoting observer capacity, and (f) receive copies of all notices, minutes, consents, and other materials that the Company provides to the Company’s Directors at the same time and in the same manner as provided to such Directors.

44	Series A Preferred Share Subscription Agreement

9.2          Covenants. Between the date hereof and the Closing, except as the Investors otherwise agree in writing, each of the Group Companies shall (and the Warrantors shall cause each of the Group Companies to): (a) conduct its business, including the Business, in the ordinary course consistent with past practice, as a going concern and in compliance with all applicable Laws and Contracts, (b) pay or perform its debts, Taxes, and other obligations when due, (c) maintain its assets in a condition comparable to their current condition, reasonable wear, tear and depreciation excepted, (d) unless otherwise contemplated by the Transaction Documents, use reasonable best efforts to preserve intact its current business organizations and keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, (e) otherwise periodically report to each Investor concerning the status of its business, operations and finance, and (f) take all actions reasonably necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents promptly, including the taking of all reasonable acts necessary to cause all of the conditions precedent of each Investor to be satisfied.

9.3          Negative Covenants. Between the date hereof and the Closing, except as the Investors otherwise agree in writing, (i) none of the Group Companies (and the Warrantors shall not permit any of the Group Companies to) take any action that would make any representation and warranty of the Warrantors inaccurate at the Closing and YY shall not (and YY shall not permit any of YY’s Affiliates (other than the Group Companies) to) take any action that would make any representation and warranty of YY inaccurate at the Closing, (ii) none of the Group Companies (and the Warrantors shall not permit any of the Group Companies to) (a) waive, release or assign any material right or claim, (b) take any action that would reasonably be expected to materially impair the value of the Group Companies relating to the Business, (c) sell, purchase, assign, lease, transfer, pledge, encumber or otherwise dispose of any material asset relating to the Business, (d) issue, allot, or grant any Equity Security, (e) declare, issue, make, or pay any dividend or other distribution with respect to any Equity Security, (f) incur any Indebtedness for borrowed money or capital lease commitments or assume or guarantee any Indebtedness of any Person, (g) enter into any Contract or other transaction with any Related Party, or (h) authorize, approve or agree to any of the foregoing.

9.4          Information. From the date hereof until the Closing, the Company shall promptly notify each Investor of (a) any Action commenced or threatened in writing against any Group Company or relating to the operation of the Business; (b) any fact or event which comes to the knowledge of any Warrantor and is in any way inconsistent with any of the representations and warranties in this Agreement; or (c) any fact or event which comes to the knowledge of any Warrantor and might affect the willingness of a prudent investor to subscribe the Series A Preferred Shares on the terms contained in this Agreement or the amount of the consideration a prudent investor would be prepared to pay for the Series A Preferred Shares.

9.5          Exclusivity. From the date hereof until the Closing, without the prior written consent of the Investors, none of the Warrantors and YY shall, and they shall not permit any of their representatives, any Group Company or any shareholder of any Group Company to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or approve or authorize any transaction with any Person that would involve an investment in, purchase of shares of, or acquisition of any Group Company or any material assets thereof or would be in substitution or an alternative for or would impede or interfere with the transactions contemplated hereby. The Warrantors and YY shall, and shall cause their representatives, the other Group Companies or any shareholder of any Group Company to, immediately terminate all existing activities, discussions and negotiations with any third parties with respect to the foregoing, and if any of them hereafter receives any correspondence or communication that constitutes, or could reasonably be expected to lead to, any such transaction they shall immediately give notice thereof (including the third party and the material terms of such transaction) to the Investors.

45	Series A Preferred Share Subscription Agreement

10.          Termination.

10.1        Termination of this Agreement. This Agreement may be terminated prior to the Closing (a) by mutual written consent of the Parties, (b) by each Investor if the Closing has not been consummated by July 31, 2017 or such other later day as mutually determined by the Investors and the Company, (c) by either the Company, on the one hand, or each Investor, on the other hand, by written notice to the other if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of the Investors or on the part of the Warrantors or YY, respectively, and such breach, if curable, has not been cured within fourteen (14) days of such notice, or (d) by each Investor if, due to change of applicable Laws, the consummation of the transactions contemplated hereunder would become prohibited under applicable Laws.

10.2        Effects of Termination. If this Agreement is terminated as provided under this Section 10, this Agreement will be of no further force or effect upon termination provided that (i) the termination will not relieve any Party from any liability for any antecedent breach of this Agreement, and (ii) Sections 8.10, 8.11, 8.12, 11.3, 11.4 and 11.5 shall survive the termination of this Agreement.

11.          Miscellaneous.

11.1        Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all actions, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents (it being understood that no Party shall be obligated to grant any waiver of any condition or other waiver hereunder).

11.2        Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement and the rights and obligations therein may be assigned or transferred by each Investor to its Affiliates but may not be assigned or transferred by any Warrantor or YY without the prior written consent of the Investors. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Without prejudice to the foregoing provisions, prior to the Closing, Ping An may by prior written notice to the Company assign all its rights and obligations under this Agreement to a wholly owned Subsidiary (the “Designee”). For the avoidance of doubt, upon the assignment by Ping An to the Designee pursuant to this Section 11.2, Ping An shall be relieved from its obligations under this Agreement.

46	Series A Preferred Share Subscription Agreement

11.3        Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of Laws thereunder.

11.4        Dispute Resolution.

(i)          Any dispute, controversy or, claim or difference of any kind whatsoever arising out of, relating to or in connection with this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof, the validity, scope and enforceability of this arbitration provision and any dispute regarding no-contractual obligations arising out of or relating to it (the “Dispute”) shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Center (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Section 11.4, including the provisions concerning the appointment of arbitrators, the provisions of this Section 11.4 shall prevail.

(ii)         The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong.

(iii)        The number of arbitrators shall be three and the language of the arbitration proceedings and written decisions or correspondence shall be English.

(iv)        Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the tribunal.

11.5        Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule II (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

47	Series A Preferred Share Subscription Agreement

11.6        Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive relief to address breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

11.7        Fees and Expenses. The Company shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby (including the fees and expenses incurred by its agents or other intermediaries), and additionally the Company shall pay or reimburse all reasonable costs and expenses (including fees and expenses for lawyers, accountants, auditors, financial advisors, technical consultants and other professions) incurred or to be incurred by the Investors of up to a maximum of US$200,000 (the “Reimbursement”) in connection therewith and in connection with the preparation, negotiation, execution and delivery of the Transaction Documents and Investors’ due diligence investigation. Such expense shall be paid directly to third parties pursuant to appropriate invoices by the Company, provided that at least US$180,000 of the Reimbursement shall be allocated to the professional advisors of Ping An as the lead investor. If any action at Law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. For the avoidance of doubt, in the event that the transaction contemplated hereby does not close with respect to any Investor solely due to the reason of such Investor, the Company and such Investor shall bear its own legal or financial costs and expenses, and the other Investors shall be entitled to the Reimbursement pursuant to this Section 11.7.

11.8        Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

48	Series A Preferred Share Subscription Agreement

11.9        Amendments and Waivers. Any term of this Agreement may be amended, only with the written consent of each of (i) the Company, (ii) the shareholders who hold at least 50% of the Company’s then outstanding Ordinary Shares, and (iii) Ping An. Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties hereto. Notwithstanding the foregoing, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

11.10      No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

11.11      Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

11.12     No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

11.13     Headings and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by, “but not limited to”, (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and “month” means calendar month, (viii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (ix) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (x) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xi) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, (xii) each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant, (xiii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (xiv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (xv) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, and (xvi) all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

49	Series A Preferred Share Subscription Agreement

11.14      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

11.15      Entire Agreement. This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof (including without limitation the Term Sheet between the Company, Ping An and the certain other parties thereto dated April 25, 2017 ).

11.16     Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

11.17     Independent Nature of Investor’s Obligations and Rights. The obligations of the Investors under this Agreement and the other Transaction Documents are several and not joint, and each Investor is not responsible in any way for the performance or conduct of any other Investors in connection with the transactions contemplated hereby. Nothing contained herein or in any other Transaction Document, and no action taken by the Investors pursuant hereto or thereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Investors. Each Investor agrees that no other Investor has acted as an agent for such Investor in connection with the transactions contemplated hereby.

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50	Series A Preferred Share Subscription Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

COMPANY:

HUYA INC.

By:	/s/ DONG Rongjie
Name:	DONG Rongjie (董荣杰)
Title:	Director

[Signature Page to Series A Preferred Share Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

HK COMPANY:

HUYA LIMITED

By:	/s/ LIU Jing
Name:	LIU Jing (刘靖)
Title:	Director

[Signature Page to Series A Preferred Share Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

DOMESTIC COMPANY:

广州虎牙信息科技有限公司
(Guangzhou Huya Information Technology Co., Ltd.)
(Company Seal)
[Company seal is affixed]

By:	/s/ DONG Rongjie
Name:	DONG Rongjie (董荣杰)
Title:	Director

[Signature Page to Series A Preferred Share Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

The undersigned (a) understands that this Agreement imposes obligations on him, (b) understands English and has read and understands the terms of this Agreement or has had this Agreement translated and explained to him, and (c) has considered this Agreement with his own tax and legal advisors and has relied solely on such advisors for tax and legal advice and will be responsible for his own liabilities resulting from this Agreement.

签字人通晓英语，已阅读了本协议并且理解本协议的条款（或者已经请人提供了本协议的翻译件，并获得了逐条的讲解），理解签字人在本协议下的义务，已与其税务和法律顾问一起审查了本协议，没有依赖任何税务和法律顾问的建议（签字人自己的税务和法律顾问除外），会履行其在本协议下的所有义务，并支付其在本协议下所需缴纳的款项。

LI Xueling (李学凌)

By:	/s/ LI Xueling
Name:	LI Xueling (李学凌)

[Signature Page to Series A Preferred Share Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

The undersigned (a) understands that this Agreement imposes obligations on him, (b) understands English and has read and understands the terms of this Agreement or has had this Agreement translated and explained to him, and (c) has considered this Agreement with his own tax and legal advisors and has relied solely on such advisors for tax and legal advice and will be responsible for his own liabilities resulting from this Agreement.

签字人通晓英语，已阅读了本协议并且理解本协议的条款（或者已经请人提供了本协议的翻译件，并获得了逐条的讲解），理解签字人在本协议下的义务，已与其税务和法律顾问一起审查了本协议，没有依赖任何税务和法律顾问的建议（签字人自己的税务和法律顾问除外），会履行其在本协议下的所有义务，并支付其在本协议下所需缴纳的款项。

DONG Rongjie (董荣杰)

By:	/s/ DONG Rongjie
Name:	DONG Rongjie (董荣杰)

[Signature Page to Series A Preferred Share Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MANAGEMENT SPV/ LI SPV

NEW WALES HOLDINGS LIMITED

By:	/s/ LI Xueling
Name:	LI Xueling (李学凌)
Title:	Authorized Signatory

LEGEND RANK VENTURES LIMITED

By:	/s/ LI Xueling
Name:	LI Xueling (李学凌)
Title:	Authorized Signatory

[Signature Page to Series A Preferred Share Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MANAGEMENT SPV/ DONG SPV

Jungle TT Limited

By:	/s/ DONG Rongjie
Name:	DONG Rongjie (董荣杰)
Title:	Authorized Signatory

[Signature Page to Series A Preferred Share Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR/ PING AN

CHINA PING AN INSURANCE OVERSEAS (HOLDINGS) LIMITED

By:	/s/ TUNG Hoi
Name:	TUNG Hoi
Title:	Authorized Signatory

[Signature Page to Series A Preferred Share Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR/ BANYAN

BANYAN PARTNERS FUND II, L.P.

By: Banyan Partners II Ltd., its general partner

By:	/s/ Anthony Wu
Name:	Anthony Wu
Title:	Authorized Signatory

[Signature Page to Series A Preferred Share Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR/ ENGAGE

Engage Capital Partners II Limited

By:	/s/ Wang Shumin
Name:
Title:	Authorized Signatory

[Signature Page to Series A Preferred Share Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR/ MORNINGSIDE

MORNINGSIDE CHINA TMT FUND IV, L.P.
a Cayman Islands exempted limited partnership

By: MORNINGSIDE CHINA TMT GP IV, L.P.,
a Cayman Islands exempted limited partnership,
its general partner

By: TMT GENERAL PARTNER LTD.,
a Cayman Islands exempted limited partnership,
its general partner in on

/s/ Jill Marie Franklin
Director/ Authorized Signatory

MORNINGSIDE CHINA TMT FUND IV CO-INVESTMENT, L.P.,
a Cayman Islands exempted limited partnership

By: MORNINGSIDE CHINA TMT GP IV, L.P.,
a Cayman Islands exempted limited partnership,
its general partner

By: TMT GENERAL PARTNER LTD.,
a Cayman Islands exempted limited partnership,
its general partner in on

/s/ Jill Marie Franklin
Director/ Authorized Signatory

[Signature Page to Series A Preferred Share Subscription Agreement]

EXHIBIT A-1

FORM OF AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

EXHIBIT A-2

FORM OF AMENDED AND RESTATED ARTICLES OF ASSOCIATION

EXHIBIT B

SHAREHOLDERS AGREEMENT

EXHIBIT C

FORM OF CONTROL DOCUMENTS

Series A Preferred Share Subscription Agreement